RIVERSOURCE LIFE INSURANCE COMPANY

70100 Ameriprise Financial Center
Minneapolis, MN 55474

1-800-862-7919

                     GROUP DEFERRED 403(b) ANNUITY CONTRACT

This is a group deferred annuity contract. It is a legal contract between the Contract Holder, as the owner, and Us, RiverSource Life Insurance Company, a stock company, Minneapolis, Minnesota. PLEASE READ YOUR CONTRACT CAREFULLY.

RiverSource Life Insurance Company agrees to provide benefits to or on behalf of Participants or beneficiaries according to the terms and conditions provided in this contract and described in Certificates provided to each Participant. We issue this contract in consideration of the payment of the purchase payments for allocation to each Participant's Certificate Account as directed.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE THE ACCOUNTS: FIXED AND VARIABLE SECTION FOR VARIABLE ACCOUNT PROVISIONS.

OPTIONAL RIDER CHARGES MAY REDUCE A PARTICIPANT'S DEATH BENEFIT AMOUNT TO LESS THAN THE CERTIFICATE ACCOUNT VALUE. SEE THE PAYMENTS TO BENEFICIARIES PROVISIONS.

NOTICE OF THE PARTICIPANTS' RIGHT TO EXAMINE THE CERTIFICATE FOR TEN DAYS. If for any reason a Participant is not satisfied with the Certificate, he or she may cancel enrollment in this contract by returning the Certificate to Us or Our agent within ten Days after receiving it. Upon such cancellation We will refund an amount equal to the sum of: (1) any purchase payments allocated to the Certificate Account, plus or minus any change in value, at the end of the Valuation Period during which We receive the Certificate; and (2) any premium tax charges paid. The Participant's enrollment under the contract will then be considered void from the start.

Signed for and issued by RiverSource Life Insurance Company of Minneapolis, Minnesota, as of the Contract Date.

ABCD                    ABCD
Secretary               President

-    Employer Plan

-    Group Deferred Annuity Individual Participant Allocation

-    Variable Accumulation Values

-    Optional Fixed Dollar or Variable Annuity Payments

-    This Contract is Nonparticipating -- Dividends Are Not Payable

411333                              Page 1                             (1/2012)

                          GUIDE TO CONTRACT PROVISIONS

CONTRACT DATA                                                                   Page 3

Important contract specifications, fund allocations, fees and charges

DEFINITIONS                                                                     Pages 4-6

Important words and meanings

GENERAL PROVISIONS                                                              Pages 7-9

Entire Contract
Annuity Tax Qualification
Contract Modification
Plan Limitations
Discontinuance of Enrollment under this Contract
Incontestable
Benefits Based on Incorrect Data
State Laws
Reports to Participants
Evidence of Survival
Protection of Proceeds
Payments by Us
Voting Rights
Nonforfeitable
Contract Not Intended for Use with ERISA Plans
Optional Retirement Plan Provisions
Military Personnel Rights
IRS Levy

OWNERSHIP AND BENEFICIARIES                                                     Page 10

Contract Holder and Participant Rights
Change of Ownership
Beneficiary
Change of Beneficiary
Pre-election of an Annuity Payment Plan

PAYMENTS TO BENEFICIARIES                                                       Pages 11-13

Spouse's Option to Maintain Certificate Account

Death of a Participant Before the Annuitization Start
  Date/Amount Payable Before the Annuitization
  Start Date

Death of a Participant or a Beneficiary Receiving
  Payments After the Annuitization Start Date

PURCHASE PAYMENTS                                                               Pages 14-17

Purchase Payments
Additional Purchase Payments
Payment Limits
Allocation of Purchase Payments
Contributions/Excess Deferrals and Excess
  Contributions/Vesting/Rollover Contributions into
  Certificate Accounts/Plan to Plan Transfers to
  Certificate Accounts/Contract Exchanges to
  Certificate Accounts/Mistaken Contributions/
  Nondiscrimination Requirements
Discontinuance of Purchase Payments under this
  Contract
Privacy Policy

ACCOUNTS: FIXED AND VARIABLE                                                    Pages 18-19

The Fixed Account/Interest to be Credited

TheVariable Account/Investments of the Variable
  Account/Valuation of Assets/Variable Account
  Accumulation Units/Variable Account Accumulation
  Unit Value/Net Investment Factor/ Mortality and
  Expense Risk Charge/Variable Account
  Administrative Charge/Annuity Unit Value

CERTIFICATE ACCOUNT VALUE                                                       Pages 20-22

Certificate Account Value
Certificate Account Value in the Variable Account
Certificate Account Value in the Special DCA Fixed Account
Certificate Account Value in the Loan Account
Certificate Administrative Charge
Premium Tax Charges
Transfers of Certificate Account Values
Dollar Cost Averaging
Special DCA Fixed Account

SURRENDER PROVISIONS                                                            Pages 23-26

Surrender
Rules for Surrender of this Contract
Distributions from Certificate Accounts
Rules for Surrender of Certificate Accounts
Surrender Value
Surrender Value
Suspension or Delay in Payment of Surrender Amount
Surrender Restrictions Before a Participant's Age 59
  1/2/Financial Hardship Distributions/ Additional
  Restrictions on Distributions of Designated 403(b)
  Roth Accounts/Direct Rollover Distributions
Required Minimum Distributions/Multiple 403(b)
  Annuity Contracts and 403(b)(7) Custodial
  Accounts/Annuity Payment Plan Options
Qualified Domestic Relations Orders
Permissive Service Credit Transfers
Distributions Due to Termination of the Plan

CERTIFICATE ACCOUNT LOANS                                                       Pages 27-29

Loan Account
Loan Balance
Loan Payments/Military Service/Leave of Absence
Loan Defaults

ANNUITY PROVISIONS                                                              Pages 30-31

Annuity Payment
Change of Annuitization Start Date
Annuity Payment Plans
Plan Selection
Allocation of Certificate Account Values to Provide
  Fixed and Variable Payments
Fixed Annuity Payments
Variable Annuity Payments/Determination of the
  First Variable Annuity Payment/Variable Annuity
  Payments After the First Payment
Exchange of Annuity Units

TABLES OF ANNUITY PAYOUT RATES                                                  Pages 32-33

411333                              Page 2                             (1/2012)
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
Tables showing amount of first Variable Annuity payment and the guaranteed Fixed Annuity payments for the various payment plans

411333                              Page 3                             (1/2012)

                                   DEFINITIONS

The following words are used often in this contract. When We use these words, this is what We mean:

ACCUMULATION UNIT

An Accumulation Unit is an accounting unit of measure. It is used to calculate each Participant's Certificate Account Value in the Variable Account prior to the application of amounts to an annuity payment plan.

ANNUITANT, JOINT ANNUITANT

The Annuitant is the Participant named in each Certificate on whose life periodic annuity payments depend. A Joint Annuitant can be named by a Participant when selecting a payment plan to apply on the Annuitization Start Date.

ANNUITIZATION START DATE

For each Participant, the Annuitization Start Date is the date on which annuity payments begin as described in the Annuity Payment provision. This date is either as shown under Participants' Certificate Data or the date as changed as provided in this contract. Participants will be notified prior to the Annuitization Start Date.

ANNUITY UNIT

An Annuity Unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after each Participant's Annuitization Start Date.

ATTAINED AGE

Attained Age is the number of whole years since birth, which is the same as the age as of a person's latest birthday, unless born on February 29.

CERTIFICATE

The document for each Participant which describes the Participant's coverage under this contract. Each Certificate is a summary of a Participant's rights and obligations under the contract.

CERTIFICATE ACCOUNT

We establish an account for each Participant under this contract to maintain a record of purchase payments, transactions and values.

CERTIFICATE ACCOUNT VALUE

The value for each Certificate Account under this contract is the sum of the Participant's Certificate Account Value in the Special DCA Fixed Account, the Loan Account and the Variable Account.

CERTIFICATE ANNIVERSARY

The Certificate Anniversary is the same Day and month as the Certificate Date each year that a Certificate Account remains in force under this contract.

CERTIFICATE DATA

Certificate Data is the section of each Certificate that contains information specific to that Participant and his or her Certificate.

CERTIFICATE DATE

The Certificate Date is the date from which Certificate Anniversaries and certificate years are determined. The Certificate Date is shown under each Participant's Certificate Data.

CODE

The Code is the Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

CONTRACT DATA

The Contract Data pages contain information specific to You and Your contract.

CONTRACT DATE

The Contract Date is the date from which Contract Anniversaries and contract years are determined. Your Contract Date is shown under Contract Data.

CONTRACT HOLDER, YOU, YOUR

"Contract Holder," "You" and "Your" refer to the employer that owns this contract and has established and sponsors the Plan. The Contract Holder, as the employer, accommodates Elective Deferral Contributions and Nonelective Contributions made by or on behalf of Participants.

DAY

Unless specified otherwise, a Day is a calendar day.

DESIGNATED BENEFICIARY

Designated Beneficiary is a beneficiary who meets the requirements of the term as defined under Section 401(a)(9) of the Code and any supporting regulations. For example, a non-natural person generally cannot be a designated beneficiary under these requirements.

411333                              Page 4                             (1/2012)
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ELECTIVE DEFERRAL CONTRIBUTIONS

This refers to the aggregate of amounts a Participant or the Contract Holder, acting on the Participant's behalf, contributes to an elective deferral plan under any salary reduction agreement that conforms to Section 402(g) of the Code ("Pre-tax Contributions") and, if permitted under the Plan and accepted by Us, after-tax contributions that satisfy the requirements of Section 402A of the Code ("403(b) Roth Contributions"). To qualify as 403(b) Roth Contributions, such amounts must:

     a.   be irrevocably designated as 403(b) Roth Contributions;

     b.   not be excludable from gross income; and

     c. be accounted for separately from all other contract contributions along with related gains and losses ("Designated 403(b) Roth Account").

ERISA

Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

FIXED ACCOUNT

The Fixed Account is part of our general account, which is made up of all Our assets other than those in any unitized separate account.

FIXED ANNUITY

A Fixed Annuity is an annuity with payments which are guaranteed by Us as to dollar amount during the annuity payment period.

IRS

The Internal Revenue Service, United States Department of the Treasury.

LOAN ACCOUNT

The Loan Account is the Certificate Account Value needed to collateralize a loan from a Participant's Certificate Account.

LOAN BALANCE

The Loan Balance is the remaining principal amount plus any unpaid accrued interest charges.

NONELECTIVE CONTRIBUTIONS

Any contributions made on a Participant's behalf under the Plan to this contract (or to other 403(b) funding instruments authorized under the Plan) that do not qualify as Elective Deferral Contributions or Roth 403(b) Contributions. Any corrective contributions made by the Contract Holder as part of a voluntary compliance program will not be a Nonelective Contribution unless specifically identified as such as part of the correction process.

PARTICIPANT

An eligible employee or other person named in the Certificate who is accepted for enrollment under the contract and is entitled to benefits under the Plan as determined and reported to Us by the Contract Holder.

PLAN

Plan refers to the written plan document established by the Contract Holder which meets the requirements of Section 403(b) of the Code.

QDRO

A qualified domestic relations order as defined in Section 414(q) of the Code.

REQUIRED BEGINNING DATE

The date distributions under each Participant's Certificate Account must commence as described in the Required Minimum Distributions provision.

SPECIAL DCA FIXED ACCOUNT

The Special DCA Fixed Account is an option within the Fixed Account to which Participants may allocate purchase payments. Purchase payment amounts Participants allocate to the Special DCA Fixed Account must be transferred within a specified period of time to selected variable subaccounts. The amounts allocated to the Special DCA Fixed Account earn a specified rate of interest until transferred out of the Special DCA Fixed Account.

TAX SHELTERED ANNUITY

A tax sheltered annuity as described in Section 403(b) of the Code.

VALUATION DATE

A Valuation Date is each Day the New York Stock Exchange is open for trading. At the New York Stock Exchange close of business, the next Valuation Date begins.

VALUATION PERIOD

A Valuation Period is the interval of time commencing at the New York Stock Exchange close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

VARIABLE ACCOUNT

The Variable Account consists of separate variable subaccounts to which each Participant may allocate Certificate Account Values including purchase payments. Each subaccount invests in shares of one fund. The variable subaccounts available on the Contract Date are shown under Contract Data. The value of a Participant's investment in each variable subaccount changes with the performance of the particular fund.

411333                              Page 5                             (1/2012)
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VARIABLE ANNUITY

A Variable Annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

WE, US, OUR

Any reference to "We," "Us" or "Our" means RiverSource Life Insurance Company.

WRITTEN REQUEST

A Written Request is a request in writing, on a form acceptable to Us, signed by You or a Participant, as applicable, and delivered to Us at Our corporate office.


411333                              Page 6                             (1/2012)
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                               GENERAL PROVISIONS

ENTIRE CONTRACT

This contract form and any attached endorsements or riders are the entire contract between You and Us.

The Plan is not part of this contract. This contract is subject to the terms of the Plan to the extent that the terms of the Plan are consistent with the terms of this contract and do not provide benefits for Participants or impose responsibilities or duties on RiverSource Life greater than those described in this contract.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this contract. That person must do so in writing. None of Our other representatives or other persons has the authority to change or waive any of Our rights or requirements under this contract.

ANNUITY TAX QUALIFICATION

This contract is intended to qualify as an annuity contract under Section 72 and other relevant sections of the Code for federal income tax purposes. It is also intended to qualify as a 403(b) Tax Sheltered Annuity under Section 403(b) of the Code. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax-qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend this contract as may be needed or is appropriate to maintain such tax qualification, subject to any necessary regulatory approval. We will send You a copy of any such amendments.

CONTRACT MODIFICATION

Except as set forth in the Annuity Tax Qualification provision above, this contract may be modified at any time by mutual agreement between You and Us. The modification must be signed by one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary).

For a modification We initiate that requires Your consent, We will notify You 60 Days in advance and consider that You have agreed to the modification unless We receive written notice that You do not agree at least 30 Days before the date the modification becomes effective.

PLAN LIMITATIONS

The provisions of this contract and the exercise of Participants' rights hereunder are subject to any conditions and/or limitations imposed by the Plan. We shall rely on representations made by the Contract Holder regarding the content and meaning of any provision of the Plan. Except with respect to contract fees and charges, where the terms of the Plan are inconsistent with this contract, the terms of the Plan shall govern unless such interpretation would cause this contract to fail to qualify as an annuity that satisfies the requirements of Section 403(b) of the Code.

DISCONTINUANCE OF ENROLLMENT UNDER THIS CONTRACT

We may notify You that no new Participants will be enrolled under this contract on and after a specified date not earlier than 60 days after the date of the notice. Thereafter, only purchase payments for persons who are Participants on the specified date will be accepted under this contract, subject to any payment limitations in the contract. In all other respects this contract will continue to operate according to its terms.

INCONTESTABLE

This contract and Certificates are incontestable from their date of issue.

BENEFITS BASED ON INCORRECT DATA

If benefit amounts are determined by incorrect information regarding a person's age, payments under this contract will be adjusted. They will be based on what would have been provided at the correct birth date. Any underpayments made by Us will be made up promptly without interest. We reserve the right to recover any amounts overpaid from the Participant or the Participant's estate. If there are any future payments from the Certificate Account, overpayments made by Us will be subtracted, without interest, and/or as otherwise legally permissible.

411333                              Page 7                             (1/2012)
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STATE LAWS

This contract is governed by the law of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state. Any paid up annuity, cash surrender or death benefits available under this contract are not less than the minimum benefits required by any law of the state in which this contract is delivered.

REPORTS TO PARTICIPANTS

At least once a year as of a date not more than four months previous to the date of mailing, We will send each Participant, without charge, statements showing
(1) the Certificate Account Value as of the beginning and end dates of the period, (2) the Certificate Account's surrender value and any outstanding loan value as of the end date of the period, and (3) amounts credited or debited during the period, identified by type. These statements will also show any other information required under state or federal law.

We will also send a Participant, without charge, notice of current or other values upon request.

EVIDENCE OF SURVIVAL

Where any payments under this contract depend on the recipient or Annuitant being alive on a certain date, We may require proof satisfactory to Us that such condition has been met. Such proof may be required prior to making the payments.

PROTECTION OF PROCEEDS

Subject to any QDRO requirements, payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

PAYMENTS BY US

All sums payable by Us are payable at Our corporate office. Any payment or surrender from a variable subaccount is based on the variable subaccount value.

VOTING RIGHTS

If federal law requires, We will give certain voting rights to contract owners. If You have voting rights, We will send You a notice telling You the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes to which You are entitled.

NONFORFEITABLE

This contract is established for the exclusive benefit of Participants and/or Participants' beneficiaries. Their interest is nonforfeitable and nontransferable and may not be waived, relinquished, or assigned, except as may be permitted under the Code, by law or applicable court order.

CONTRACT NOT INTENDED FOR USE WITH ERISA PLANS

This contract is not intended for use in connection with an employer sponsored plan that is subject to ERISA. We are not responsible for any obligations and requirements that arise under ERISA and any regulations or applicable guidance issued thereunder.

OPTIONAL RETIREMENT PLAN PROVISIONS

The provisions of this section are applicable only if the Plan is part of an Optional Retirement Program and/or state retirement system ("ORP") offered by certain governmental employers and You notify Us, in writing, that an ORP will modify Your Contract. For contracts that are not established in conjunction with an ORP, this section shall have no effect.

You agree that this contract shall be interpreted, to the extent possible, to comply with the terms and conditions of the ORP and any guidance provided thereunder, provided that We will not be responsible for complying with the requirements of any ORP until You notify Us, in writing that this contract is subject to an ORP, and provide information on the ORP to Us. The ORP often includes restrictions on certain contract features, such as imposing a vesting schedule on Nonelective Contributions, restricting the availability of loans or "in service" distributions and prohibiting contract or Certificate exchanges and distributions prior to a Participant's termination of employment or retirement. Rights and features of this contract will be restricted in accordance with the ORP to the extent required by applicable law.

411333                              Page 8                             (1/2012)
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MILITARY PERSONNEL RIGHTS

The Uniformed Services Employment and Reemployment Rights Act (USERRA), prohibits discrimination against persons because of their service in the Armed Forces Reserve, the National Guard, or other uniformed services. The Heroes Earning Assistance and Relief Act of 2008 (HEART) created additional rights for qualifying employees who leave employment or return to employment due to qualifying military service. Notwithstanding any other provisions in this contract, this contract may be interpreted to conform to the requirements of USERRA and HEART, as amended from time to time and as may be required by the Plan.

IRS LEVY

We may direct payment from a Participant's Certificate Account in accordance with a lawfully issued tax levy issued by the Internal Revenue Service with respect to the Participant.

411333                              Page 9                             (1/2012)

                           OWNERSHIP AND BENEFICIARIES

CONTRACT HOLDER AND PARTICIPANT RIGHTS

You may exercise all rights and privileges provided to the Contract Holder in this contract or allowed by Us.

Participants' rights under this contract are subject to the terms of this contract and the Contract Holder's Plan.

CHANGE OF OWNERSHIP

This contract may not be sold, assigned, transferred, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under
Section 403(b) of the Code. This restriction shall not apply to any rights to a contract established by a QDRO.

BENEFICIARY

Except as otherwise provided in this contract, beneficiaries are those designated by Participants, in accordance with applicable provisions of the Plan and the Code, to receive the death benefit described in the Certificate if a Participant dies while he or she is covered under this contract.

Only those beneficiaries who are living as of the date of death may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving a Participant, in accordance with his or her last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If there is no valid beneficiary designation or if no beneficiary survives, We will pay the benefits as follows:

     -    to the Participant's spouse, if living;

     - if no spouse is living, to the Participant's lawful children per stirpes;

     - if a Participant has no spouse or direct descendents, to his or her parents equally or the survivor, if living, otherwise to the Participant's estate.

CHANGE OF BENEFICIARY

Unless otherwise restricted by the Plan, beneficiaries may be changed as described below.

BY PARTICIPANT: Participants may change their beneficiary at any time by Written Request or other method agreed to by Us. Once We receive a change, it will take effect as of the date of the request. However, We are not liable for any payment made by Us before the receipt.

BY BENEFICIARY: If a death benefit provided under this contract becomes payable to a Participant's beneficiary (recipient) under an annuity payment plan, that recipient shall have the right to name, or later change, their own beneficiary by Written Request. If there is no valid beneficiary designation or if no beneficiary survives the recipient, We will pay any benefits due under the annuity payment plan following the death of the original beneficiary as follows:

     -    to the recipient's spouse, if living;

     - if no spouse is living, to the recipient's lawful children per stirpes;

     - if the recipient has no spouse or direct descendents, to the recipient's parents equally or the survivor, if living, otherwise to the recipient's estate.

PRE-ELECTION OF AN ANNUITY PAYMENT PLAN

Subject to the requirements of Section 401(a)(9) of the Code and if agreed to by Us, Participants may elect how their death benefit under this contract is to be paid in the event of a Participant's death before the Annuitization Start Date. A Participant must make the election by Written Request or other method agreed to by Us. In this event the death benefit shall be payable as so elected by the Participant, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract.

411333                              Page 10                            (1/2012)

                            PAYMENTS TO BENEFICIARIES

SPOUSE'S OPTION TO MAINTAIN CERTIFICATE ACCOUNT

In the event of a Participant's death, his or her spouse can take the death benefit or continue to maintain the Certificate Account, if eligible to become a Participant under this contract.

Election by the spouse to maintain the Certificate Account under this contract must be made by Written Request, or other method agreed to by Us, at the time We receive due proof of death. Upon spousal continuation the Certificate Account Value shall be equal to the death benefit that would otherwise have been paid. The spouse may make additional purchase payments to the Certificate Account subject to the provisions of this contract.

DEATH OF A PARTICIPANT BEFORE THE ANNUITIZATION START DATE

A death benefit is payable to the beneficiary if a Participant dies with a Certificate Account Value greater than zero and if the death occurs before the Participant's Annuitization Start Date.

Any amounts payable or applied by Us as described in this section will be based on the Participant's Certificate Account Value as of the Valuation Date on or next following the date on which We receive due proof of death at Our corporate office. Due proof of death includes all documents needed to complete a beneficiary's claim.

The death benefit for each beneficiary will be payable in a lump sum on the Valuation Date We receive due proof of death from that beneficiary. The beneficiary may elect to receive payment anytime within five years after the date of death.

Designated Beneficiaries may have additional options. In lieu of a lump sum, a Participant's Designated Beneficiary may elect to receive regular installment payments under one of the following options:

a. Any of the irrevocable annuity payment plans (A through E) described under Annuity Provisions in this contract, provided:

     (i) The Designated Beneficiary elects the payment plan within 60 Days after We receive notification of a Participant's death; and

     (ii) The payment plan provides payments over a period which does not exceed the life or life expectancy of the Designated Beneficiary and/or the payment plan selected provides for a period certain not extending beyond the life expectancy of the Designated Beneficiary; and

     (iii)The sole Designated Beneficiary is the Participant's surviving spouse, and the Participant's death occurs prior to his or her Required Beginning Date, payments will irrevocably commence by the later of December 31 of the calendar year following the calendar year of the Participant's death or December 31 of the calendar year in which he or she would have attained age 70 1/2; or

          The Designated Beneficiary is someone other than the surviving spouse, or the Participant's death occurs on or after his or her Required Beginning Date, payments will irrevocably commence no later than December 31 of the calendar year following the year of his or her death.

     If the Designated Beneficiary elects an annuity payment plan, such beneficiary shall be the Annuitant for purposes of a lifetime payment plan.

b. If, upon a Participant's death, the Designated Beneficiary does not elect one of the irrevocable annuity payment plans (A through E) described in the Annuity Provisions, or a single sum distribution, then the Designated Beneficiary may elect to receive payments according to an alternative plan as agreed to by Us provided:

     (i) the Designated Beneficiary elects the plan at the time We receive due proof of death;

     (ii) if the Participant's sole Designated Beneficiary is his or her surviving spouse, the Participant's entire interest will be distributed, beginning no later than the later of December 31 of the calendar year following the calendar year of his or her death or December 31 of the calendar year in which the Participant would have attained age 70 1/2, over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse (If the surviving spouse dies before distributions commence, the remaining interest will be distributed, beginning no later

411333                              Page 11                            (1/2012)
          than December 31 following the calendar year of the surviving spouse's death, over the spouse's Designated Beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse.); or

          if the Participant's sole Designated Beneficiary is someone other than his or her surviving spouse, the Participant's entire interest will be distributed, beginning no later than the end of the calendar year following the calendar year of his or her death, over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of such beneficiary as of his or her birthday in the year following the year of the Participant's death and reduced by 1 for each subsequent year;

     (iii)if the Participant dies before his or her Required Beginning Date and there is no Designated Beneficiary, or if elected by the Designated Beneficiary, the Participant's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of his or her death (or of the spouse's death if the Designated Beneficiary was the Participant's surviving spouse and the spouse dies before distributions are required to begin);

     (iv) if a Participant dies on or after his or her Required Beginning Date and there is no Designated Beneficiary, the Participant's entire interest will be distributed, beginning no later than December 31 of the calendar year following the calendar year of the Participant's death, over his or her remaining life expectancy determined using the Participant's age in the year of his or her death and reduced by 1 for each subsequent year; and

     (v) life expectancy is determined using the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9, Q&A-1.

AMOUNT PAYABLE BEFORE THE ANNUITIZATION START DATE

IF A PARTICIPANT IS THE ROPP BENEFIT AGE (SHOWN UNDER CONTRACT DATA) OR YOUNGER ON THE CERTIFICATE DATE and if the Participant dies prior to their Annuitization Start Date with a Certificate Account Value greater than zero; then We will pay the beneficiary the greater of the following amounts:

     1. the Certificate Account Value, after any rider charges have been deducted, minus any Loan Balance; or

     2.   the Return of Purchase Payment Value, minus any Loan Balance.

     IF A PARTICIPANT IS OLDER THAN THE ROPP BENEFIT AGE (SHOWN UNDER CONTRACT
     DATA) ON THE CERTIFICATE DATE and if the Participant dies prior to their Annuitization Start Date with a Certificate Account Value greater than zero; then We will pay the beneficiary the Certificate Account Value, after any rider charges have been deducted, minus any Loan Balance.

     After a Participant's spouse elects to maintain the Certificate Account under the Spouse's Option to Maintain Certificate Account provision, he or she will have a death benefit as determined above based on the spouse's Attained Age at time of continuation.

     RETURN OF PURCHASE PAYMENT (ROPP) VALUE DEFINITION: On the Certificate Date the ROPP value is established as the total purchase payments made to the Certificate Account.

     Adjustments are made to the ROPP value in the following circumstances:

     1.   Additional purchase payments will be added to the ROPP value.

     2. Partial surrenders will result in "adjustments for partial surrenders" subtracted from the ROPP value.

     3. After a Participant's spouse elects to maintain the Certificate Account, the ROPP value is reset to the Certificate Account Value on the date of continuation after any rider charges have been deducted and after any increases to the Certificate Account Value due to the death benefit that would otherwise have been paid.

ADJUSTMENTS FOR PARTIAL SURRENDERS DEFINITION:

"Adjustments for partial surrenders" are calculated for each partial surrender using the following formula:

                     A  X  B       where:
                     -------
                       C

     A = the amount a Participant's Certificate Account Value is reduced by the partial surrender

     B = the Participant's ROPP value on the date of (but prior to) the partial surrender

     C = the Participant's Certificate Account Value on the date of (but prior to) the partial surrender.

411333                              Page 12                            (1/2012)

DEATH OF A PARTICIPANT OR A BENEFICIARY RECEIVING PAYMENTS AFTER THE ANNUITIZATION START DATE

A Participant's death may produce a death benefit after his or her Annuitization Start Date. Payments cease for lifetime only payment plans. Payments continue to the Participant's beneficiaries for the remainder of any guarantee period or for the lifetime of a surviving Joint Annuitant, if any. The amount payable, if any, will depend on the annuity payment plan then in effect.

If a beneficiary elects an annuity payment plan as provided under the Payment Options provision above and dies after payments begin, payments continue to beneficiaries named by the deceased beneficiary as provided under the Change of Beneficiary provision for the remainder of any guarantee period.

In either circumstance, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of such death.

411333                              Page 13                            (1/2012)

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS

Purchase payments are the payments made by or on behalf of Participants under this contract for the benefits it provides. Purchase payments must be paid or mailed to Us at Our corporate office or to an authorized agent. If requested, We'll give You or the Participant, as appropriate, a receipt for the purchase payments.

ADDITIONAL PURCHASE PAYMENTS

Subject to the Payment Limits provision below, additional purchase payments may be made until the earlier of:

      1. the date a Participant's enrollment under this contract terminates by surrender or otherwise; or

      2.    the Participant's Annuitization Start Date.

Subject to the Payment Limits Provision, each Participant may:

      1.    stop and/or restart purchase payments; or

      2.    increase or decrease the amount of his or her purchase payments; or

      3.    change the interval of his or her purchase payments.

PAYMENT LIMITS

Maximum Purchase Payments - For each Participant, the maximum purchase payments in the first or later years may not exceed the lesser of:

      1. amounts shown under Contract Data, based on the Participant's Attained Age at the time of payment, or

      2. applicable limits allowed under the Code as described under the Contributions provision below and the Plan.

For item 1 above, We reserve the right to increase the maximums.

Additional Purchase Payments - The Contract Holder or Participant, as appropriate, may make additional purchase payments of at least the minimum amount shown under Contract Data. We reserve the right to increase the minimums.

Participants cannot allocate purchase payments to the Special DCA Fixed Account for six months following a partial surrender from or termination of automated transfers from the Special DCA Fixed Account prior to the end of the elected Special DCA time period.

ALLOCATION OF PURCHASE PAYMENTS

Participants instruct Us on how purchase payments are to be allocated among the available accounts.

Each Participant's allocation instructions as of the Certificate Date are shown under the Participant's Certificate Data. Unless any restrictions apply, a Participant may, by Written Request or other method agreed to by Us, change his or her choice of accounts or percentages. If the current allocation instructions include a fund to which allocations are restricted and the Participant does not provide new instructions, We will apply payments pro rata according to the valid portion of his or her allocation instructions. A Participant's first purchase payment will be allocated as of the end of the Valuation Period during which We make an affirmative decision to issue the Certificate. Purchase payments after the first will be allocated as of the end of the Valuation Period during which We receive the payment at Our corporate office.

CONTRIBUTIONS

Elective Deferral Contributions and Nonelective Contributions are purchase payments made to each Participant's Certificate Account subject to the applicable annual contribution limits. A Participant may not make Elective Deferral Contributions and/or Roth 403(b) Contributions to the Certificate Account which, when added to contributions that are made by the Participant or on his or her behalf to any other salary reduction arrangement that is subject to Section 402(g) of the Code, exceed the annual contribution limitations of
Section 402(g) of the Code for each calendar year. If the Plan permits, this annual limit may be increased, however, if Participants are eligible for the special "catch up" limitations under Section 414(v) of the Code for Participants that are age 50 or older and the special limits applicable under Section 402(g)(7) of the Code for certain employees with long term service with the

411333                              Page 14                            (1/2012)

Employer, subject to the ordering rule of IRS Treas. Reg. 1.403(b)-4(c)(3)(iv). For any Participant, the sum of Elective Deferral Contributions (including Roth 403(b) Contributions) and Nonelective Contributions, if any, made during any year cannot exceed the limitations of Section 415(c) of the Code. If the Plan uses a plan year other than the calendar year, then the limitations under
Section 415(c) of the Code shall apply to contributions made during the plan year as defined under the Plan. We are not responsible for tracking the aforementioned limits.

Notwithstanding the preceding, the limitations on contributions described in this provision shall not apply with respect to any purchase payment that qualifies as an "Eligible Rollover Distribution," as defined in Sections 403(b)(8) and 402(c)(4) of the Code, from another "Eligible Retirement Plan" as defined in Section 402(c)(8)(B) of the Code, or that is a plan to plan transfer of assets to a Participant's Certificate Account, or that is an exchange of contracts under applicable IRS guidance. A "Rollover" is a contribution by the Participant from an Eligible Retirement Plan that qualifies as an "eligible rollover distribution" under Section 402(c)(4) of the Code. A Rollover may also be made by means of a Direct Rollover. A "Direct Rollover" is a Rollover in which the proceeds of a distribution from another Eligible Retirement Plan are made directly into a Participant's Certificate Account and are not paid, in cash or in kind, to the Participant.

EXCESS DEFERRALS AND EXCESS CONTRIBUTIONS

Excess Elective Deferral Contributions may be removed from a Participant's Certificate Account by April 15th of the calendar year following the year in which the excess Elective Deferral Contribution occurred, provided that You or the Participant notify Us of the excess no later than the March 31st immediately preceding such date. In the absence of such notice, We are not required to return any such excess to the Participant. If the excess includes both Roth 403(b) Contributions and pre-tax Elective Deferral Contributions, We will follow the Participant's instructions on which type of contributions to refund unless You provide contrary instructions for correcting Excess Deferrals that include both Roth 403(b) Contributions and pre-tax Elective Deferral Contributions. Excess Nonelective Contributions will be treated as segregated from the balance in a Certificate Account and treated as if held in a separate Certificate Account solely for the purpose of reporting it as a contribution under Section 403(c) of the Code. We may distribute these amounts at any time. To the extent that the IRS permits alternative corrections for excess Nonelective Contributions, such amounts may be corrected in accordance with permitted correction methodology and with the Plan. Notwithstanding the preceding, nothing in this contract shall prohibit Us from making corrective distributions in accordance with Your efforts to satisfy voluntary compliance programs established by the IRS to comply with 403(b) plan requirements.

VESTING

Elective Deferral Contributions are always fully vested and nonforfeitable. Nonelective Contributions are generally fully vested and nonforfeitable; however, the terms of the Plan may impose a vesting schedule on Nonelective Contributions and, in such instance, a Participant's vesting rights in the Certificate Account will be determined in accordance with the Plan. You are responsible for tracking vesting and for providing Us with appropriate information at the time of distribution.

If We accept unvested Nonelective Contributions, such unvested amounts shall be treated as if held in a separate account from Participants' vested contributions in the Certificate Account solely for purposes of complying with the final IRS regulations applicable to such contributions to an annuity contract. According to Treas. Reg. 1.403(b) -3(d)(2), the portion of the Certificate Account that is vested and the portion of the Certificate Account that is unvested are treated as separate Certificate Accounts.

ROLLOVER CONTRIBUTIONS INTO CERTIFICATE ACCOUNTS

Certificate Accounts may accept Rollovers from any Eligible Retirement Plan as defined in Section 402(c)(8)(B) of the Code to the extent the Certificate Account can accommodate such Rollovers in accordance with applicable requirements.

If this is a 403(b) Roth contract, Certificate Accounts may also accept Direct Rollovers into the designated 403(b) Roth account only from another designated 403(b) Roth account of a 403(b) annuity or 403(b)(7) custodial account, from a Roth 401(k) plan, or, if a Rollover by a Participant, the amount of the 403(b) Roth distribution that is includable in the Participant's gross income.

411333                              Page 15                            (1/2012)

PLAN TO PLAN TRANSFERS TO CERTIFICATE ACCOUNTS

If permitted by the Plan, a Certificate Account may accept a plan to plan transfer of a Participant's interest in a 403(b) annuity contract and/or 403(b)(7) custodial account issued to the Participant under another employer's 403(b) plan only if:

      a.    the other 403(b) plan permits plan-to-plan transfers; and

      b. the Participant is Your employee or former employee covered by the Plan under which this contract was issued; and

      c. the Participant's accumulated benefit immediately after the transfer is at least equal to their accumulated benefit immediately before the transfer, without regard to normal contract fees, charges and expenses; and

      d. the amount transferred into the Certificate Account must remain subject to distribution restrictions no less stringent than imposed by the transferring contract.

We may require any documentation from the other 403(b) plan as We deem necessary to process the transfer in accordance with Treas. Reg. section 1.403(b)-10(b)(3) and other applicable IRS guidance and to confirm that the other plan is a plan that satisfies section 403(b) of the Code.

CONTRACT EXCHANGES TO CERTIFICATE ACCOUNTS

If permitted by the Plan, this contract may accept an exchange of 403(b) contracts and/or 403(b)(7) custodial accounts to a Participant's Certificate Account. Any such exchange is permitted only if:

      a. the accumulated benefit of the Certificate Account immediately after the exchange is at least equal to the accumulated benefit of his or her 403(b) contract or 403(b)(7) custodial account immediately before the exchange; and

      b. the Certificate Account remains subject to distribution restrictions no less stringent than those imposed by the 403(b) contract or 403(b)(7) custodial account sending the exchange; and

      c. either We are included as an authorized 403(b) product provider under the Plan or We and the Contract Holder enter into an agreement to share information for 403(b) compliance purposes, including, but not limited to information on employment status, hardship distributions, loans, distributions, transfers and exchanges, 403(b) Roth contributions and contributions made to other authorized 403(b) product providers.

MISTAKEN CONTRIBUTIONS

If any amount is contributed into a Certificate Account under the Plan by a good faith mistake of fact, the mistaken contribution will be voided from the start and refunded to the party that made the contribution if a request is made by You or the administrator of the Plan and such request is received within one year after receipt of the mistaken contribution.

NONDISCRIMINATION REQUIREMENTS

Purchase payments made by or on the Participants' behalf into the Plan are subject to the applicable nondiscrimination requirements of Section 403(b)(12) of the Code. You are responsible for monitoring the nondiscrimination requirements and resolving any failures to such requirements in accordance with the Plan and IRS guidance. Amounts contributed for a Participant that cause the 403(b) Plan to fail to satisfy such requirements may be refunded to You, in accordance with the Plan and IRS guidance.

DISCONTINUANCE OF PURCHASE PAYMENTS UNDER THIS CONTRACT

We reserve the right to discontinue accepting purchase payments under this contract with respect to all Participants after 60 Days written notice. In all other respects this contract will continue to operate according to its terms.

411333                              Page 16                            (1/2012)

PRIVACY POLICY

We have a written privacy policy that governs disclosure of confidential information about You, Participants, Certificates and the contract. All Contract Holders and Certificate holders regularly receive a copy of that policy either by mail or electronically. However, as required by applicable law, We may be required to share certain information on Certificate Accounts, contracts, or Participants that may be necessary to ensure compliance with the terms of your Employer's Plan document, and/or IRS regulations. This information may be shared, as appropriate, with a plan administrator providing services to the Plan, other 403(b) product providers authorized under the Plan, the IRS, Department of Labor, internal and external auditors (as authorized by the Contract Holder) and other organizations as may be necessary under applicable law or regulatory guidance. Only information necessary to ensure compliance will be shared and only with the appropriate party.

411333                              Page 17                            (1/2012)

                          ACCOUNTS: FIXED AND VARIABLE

THE FIXED ACCOUNT

The Fixed Account is part of Our general account. It is made up of all Our assets other than those in:

1.    The Variable Account; and

2.    Any other segregated asset accounts.

The Fixed Account consists of the Loan Account and Special DCA Fixed Account.

We back the principal and interest guarantees relating to the Fixed Account. Purchase payments, interest credited and transfers allocated to the Fixed Account become part of Our general account.

INTEREST TO BE CREDITED

We will credit interest to the Fixed Account daily. We may credit interest to each Special DCA Fixed Account at higher promotional rates. All interest rates We quote are effective annual interest rates - this refers to the rate that results after interest has been credited and compounded daily for a full year. Interest will begin to accrue at Our current crediting rate on the date each purchase payment, which is received in Our corporate office, becomes available to Us for use. The current crediting rate is determined by Us and at Our discretion but will never be less than the Fixed Account Minimum Interest Rate shown under Contract Data.

THE VARIABLE ACCOUNT

The Variable Account is a separate investment account of Ours. It consists of variable subaccounts which are named under Contract Data. We have allocated a part of Our assets for this and other contracts to the Variable Account. Such assets remain Our property. However, the portion of the assets which equals the reserves and other liabilities of the account(s) shall not be charged with liabilities arising out of any other business in which We may take part. Income, gains, and losses, whether or not realized from assets allocated to the Variable Account, are credited or charged to such account without regard to other income, gains or losses of the company.

INVESTMENTS OF THE VARIABLE ACCOUNT

Purchase payments and transfer amounts applied to the variable subaccounts will be allocated as specified by the Participants. Each variable subaccount will buy, at net asset value, shares of the fund for that variable subaccount shown under Contract Data or as later added or changed as described below.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or, in Our judgment, the funds are no longer suitable for the variable subaccounts. We have the right to substitute any funds for those shown under Contract Data.

We may also:

-     add additional variable subaccounts investing in other funds,

-     combine any two or more variable subaccounts,

- transfer assets to and from the variable subaccounts or the Variable Account, and

-     eliminate or close any variable subaccounts.

When required, We would first seek approval of the Securities and Exchange Commission and the insurance regulator of the state where this contract is delivered.

VALUATION OF ASSETS

Fund shares in the variable subaccounts will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of Accumulation Units for each variable subaccount chosen by a Participant is found by:

1.    adding the number of accumulation units resulting from

      a.    purchase payments allocated to the variable subaccount; and

      b.    transfers to the variable subaccount;

2.    and subtracting the number of Accumulation Units resulting from

      a.    transfers from the variable subaccount; and

      b.    surrenders from the variable subaccount; and

      c. Certificate Administrative Charge or any rider charge deductions from the variable subaccount.

411333                              Page 18                            (1/2012)

The number of a Participant's Accumulation Units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.    is the amount allocated to or deducted from the variable subaccount; and

2. is the Accumulation Unit value for the variable subaccount for the respective Valuation Period during which We received the purchase payment or transfer value, or during which We deducted transfers, surrenders, rider charges or Certificate Administrative Charges.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is found as follows:

      The Accumulation Unit value for each variable subaccount for the last prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Accumulation Unit value is being calculated. The result is the Accumulation Unit value.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or Annuity Unit may increase or decrease.

The net investment factor for any such variable subaccount for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) and (4) from the result. This is done where:

1.    is the sum of:

      a. the net asset value per share of the fund held in the variable subaccount determined at the end of the current Valuation Period; plus

      b. the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current Valuation Period; and

2. is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior Valuation Period; and

3.    is a factor representing the mortality and expense risk charge; and

4. is a factor representing the variable account administrative charge described below.

MORTALITY AND EXPENSE RISK CHARGE

In calculating unit values We will deduct a mortality and expense risk charge from the Participants' variable subaccounts which is equal, on an annual basis, to a percentage of the daily net asset value. This percentage is the Annual Mortality and Expense Risk Fee shown under Contract Data. The deduction is made to compensate Us for assuming the mortality and expense risks under contracts of this type. The deduction will be:

1.    made from each variable subaccount; and

2.    computed on a daily basis.

Fees for certain optional riders and features, if available and if elected by a Participant, will be added to the Participant's Annual Mortality and Expense Risk Fee shown under Contract Data.

VARIABLE ACCOUNT ADMINISTRATIVE CHARGE

In calculating unit values, We will deduct a variable account administrative charge, as shown under Contract Data, from the variable subaccounts. This deduction is made to compensate Us for certain administrative and operating expenses for contracts of this type. The deduction will be:

1.    made from each of the Participants' variable subaccounts; and

2.    computed on a daily basis.

ANNUITY UNIT VALUE

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is found as follows:

1. the Annuity Unit value for each variable subaccount for the last prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Annuity Unit value is being calculated.

2. the result is multiplied by an interest factor, which on an annualized basis is equal to .952381. This is done to offset the assumed 5% investment return which is built into Table A under the Tables of Annuity Payout Rates section.

411333                              Page 19                            (1/2012)

                            CERTIFICATE ACCOUNT VALUE

CERTIFICATE ACCOUNT VALUE

A Participant's Certificate Account Value at any time is the sum of:

1.    Certificate Account Value in the Variable Account;

2.    Certificate Account Value in the Special DCA Fixed Account; and

3.    Certificate Account Value in the Loan Account.

For surrenders and charges, a number of Accumulation Units and dollar amounts will be deducted from the Variable Account and Special DCA Fixed Account to equal any amounts surrendered or charges made against the Certificate Account Value.

Unless the surrender is used to pay off a Certificate loan, Participants may specify from which of the above accounts, other than the Loan Account, that the deduction will be taken. Otherwise, the deduction will be taken from the above accounts, other than the Loan Account, in the same proportion that their interest in each bears to the total Certificate Account Value less any amount in the Loan Account.

CERTIFICATE ACCOUNT VALUE IN THE VARIABLE ACCOUNT

A Participant's Certificate Account Value in the Variable Account at any time will be the total of the value of the units in any variable subaccount resulting from:

1.    purchase payments allocated to a variable subaccount; plus

2.    any amounts transferred to a variable subaccount; less

3.    any amounts transferred from a variable subaccount; less

4. any amounts deducted from a variable subaccount for surrenders, Certificate Administrative Charges or any rider charges.

CERTIFICATE ACCOUNT VALUE IN THE SPECIAL DCA FIXED ACCOUNT

A Participant's Certificate Account Value in the Special DCA Fixed Account at any time will be the total of:

1. purchase payments allocated to the Special DCA Fixed Account, plus interest credited; less

2.    any amounts transferred from the Special DCA Fixed Account; less

3. any amounts deducted from the Special DCA Fixed Account for surrenders, Certificate Administrative Charges or any rider charges.

CERTIFICATE ACCOUNT VALUE IN THE LOAN ACCOUNT

A Participant's Certificate Account Value in the Loan Account at any time will be the total of:

1.    any amounts transferred to the Loan Account, plus interest credited; less

2.    any amounts transferred from the Loan Account less

3.    any amounts deducted from the Loan Account for surrenders.

CERTIFICATE ADMINISTRATIVE CHARGE

We charge a fee for establishing and maintaining Our records for each Certificate Account. The charge per year is shown under Contract Data and is deducted from each Certificate's Account Value at the end of each certificate year or, if earlier, when the Certificate Account is fully surrendered. The charge deducted will be prorated among all accounts, but not the Loan Account, in the same proportion a Participant's interest in each bears to his or her total Certificate Account Value less any amount in the Loan Account.

411333                              Page 20                            (1/2012)

We reserve the right to adjust this charge after the first Certificate Anniversary but the charge will never exceed the amount shown under Contract Data. We waive or reduce the annual Certificate Administrative Charge for any certificate year where the Certificate Account Value immediately prior to the deduction of the charge equals or exceeds the amount shown under Contract Data.

If a Participant makes a full surrender of their Certificate Account, We deduct the full Certificate Administrative Charge at the time of full surrender regardless of Certificate Account Value.

The charge does not apply to the amount applied to an annuity payment plan or to a Participant's death benefit.

PREMIUM TAX CHARGES

We reserve the right to assess a charge against Participants' Certificate Account Value for any premium tax assessed to Us by a federal, state or local government. This charge could be deducted when You or Participants, as applicable, make purchase payments, or make a full surrender of a Participant's Certificate Account Value or on a Participant's Annuitization Start Date.

TRANSFERS OF CERTIFICATE ACCOUNT VALUES

While a Certificate Account Value is greater than zero prior to a Participant's Annuitization Start Date, transfers of Certificate Account Values may be made as outlined below unless Certificate Account Values are required to be allocated to certain accounts or variable subaccounts under the terms of certain optional benefit riders, if available and if attached to his or her Certificate.

1. Subject to provisions of the Plan, Participants may transfer all or a part of the values held in one or more of their variable subaccounts to another one or more of the variable subaccounts.

2. Subject to provisions of the Plan, Participants may transfer from the Special DCA Fixed Account to the variable subaccounts as explained in the Special DCA Fixed Account provision, shown below. Participants may not transfer values from any account into the Special DCA Fixed Account.

Participants may make a transfer by Written Request. Telephone transfers may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures.

We may suspend or modify a Participant's transfer privileges at any time. The right to transfer Certificate Account Values among the variable subaccounts and between the variable subaccounts and other accounts is also subject to modification or restriction if We determine, at Our sole discretion, that the exercise of that right by a Participant is, or would be, to the disadvantage of other contract owners and Participants. Additionally, We reserve the right to modify or restrict transfer privileges for any Participant if required to comply with the written instructions of a fund. Any modification or restriction could be applied to transfers to or from some or all of the variable subaccounts and other accounts.

These modifications could include, but are not limited to:

1.    the requirements of a minimum time period between each transfer,

2.    suspending or terminating automatic transfer programs, or

3. limiting the dollar amount that each Participant may transfer between the variable subaccounts and other accounts at any one time.

We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right We consider to be to the disadvantage of other contract owners and Participants.

DOLLAR COST AVERAGING (DCA)

Participants may authorize the automated transfer of specified amounts, according to the rules then currently in effect, at the interval they select, from any variable subaccount to any other variable subaccount other than the source account. Participants may terminate automated transfers at any time.

411333                              Page 21                            (1/2012)

SPECIAL DCA FIXED ACCOUNT

Participants may also allocate new purchase payments to the Special DCA Fixed Account. Participants may authorize the automatic transfer of amounts on a monthly basis from the Special DCA Fixed Account to any of the variable subaccount(s). All amounts allocated to the Special DCA Fixed Account will be transferred out within the specified Special DCA Fixed Account time period they elect from the time periods We make available.

If a Participant terminates automated transfers from the Special DCA Fixed Account, his or her entire Special DCA Fixed Account balance will immediately be transferred according to his or her Special DCA Fixed Account allocation instructions that are then in effect. If a Participant's current Special DCA allocation instructions include a fund to which allocations are restricted and new instructions are not provided, We will transfer amounts pro rata according to the valid portion of the Participant's allocation instructions.

411333                              Page 22                            (1/2012)

                              SURRENDER PROVISIONS

SURRENDER

Subject to the rules below, the Contract Holder may surrender this contract for the full surrender value of all Certificate Accounts to be paid to the Participants.

Subject to requirements under the Plan and the rules below, Participants may:

1. surrender all of his or her Certificate Account Value for a full surrender; or

2. surrender part of his or her Certificate Account Value for a partial surrender.

RULES FOR SURRENDER OF THIS CONTRACT

A surrender will have the following conditions.

1. The Contract Holder must send Us a Written Request, or other method agreed to by Us, while this contract remains in force.

2. For surrenders from the variable subaccounts, the amount surrendered, less any charges, will be paid to Participants within seven Days of the receipt of the Written Request, unless subject to the Suspension or Delay in Payment of Surrender provision.

      For surrenders from the Fixed Account, the amount surrendered, less any charges, will normally be paid to Participants within seven Days of the receipt of the Written Request and the return of the contract, if required. Following any required regulatory approval, We have the right to defer payment for up to six months from the date We receive the request. In such circumstance, We will notify the Contract Holder of the reason for the delay, the effective date of the surrender, and the surrender value as of the date of the request.

3. If a Participant dies following a surrender request, payment will be made to the Participant's estate.

4.    Any amounts surrendered, including any related charges, cannot be repaid.

Upon surrender for the full surrender value of all Participants' Certificate Accounts, this contract will terminate. We may require that the Contract Holder return the contract to Us before We pay the full surrender value.

DISTRIBUTIONS FROM CERTIFICATE ACCOUNTS

Any distribution from a Certificate Account will be treated as a surrender or partial surrender from the Certificate Account.

At time of distribution, any Loan Balance will reduce the amounts available for surrender, amounts applied to an annuity payment plan, or death benefits payable.

RULES FOR SURRENDER OF CERTIFICATE ACCOUNTS All surrenders will have the following conditions.

1. Participants must send Us a Written Request (or other method agreed to by Us):

      a. while their Certificate Account remains in force under the contract;
         and

      b. while the Participant is living; and

      c. prior to the Participant's Annuitization Start Date.

2. Unless We agree otherwise, Participants must surrender an amount equal to at least $250. The Certificate Account Value after a partial surrender must be at least the Loan Balance, if any, plus $500.

3. For surrenders from the variable subaccounts, the amount surrendered, less any charges, will be paid to Participants within seven Days of the receipt of a Written Request, unless subject to the Suspension or Delay in Payment of Surrender provision.

      For surrenders from the Fixed Account, the amount surrendered, less any charges, will normally be paid to Participants within seven Days of the receipt of a Written Request and the return of the Certificate, if required. Following any required regulatory approval, We have the right to defer payment for up to six months from the date We receive the request. In such circumstance, We will notify the Participant of the reason for the delay, the effective date of the surrender, and the surrender value as of the date of the request.

4. For partial surrenders, if a Participant does not specify from which account the surrender is to be made, the surrender will be made from all accounts other than the Loan Account in the same proportion as his or her interest in each bears to the Certificate Account Value less amounts in the Loan Account.

411333                              Page 23                            (1/2012)

5. If a Participant dies following a surrender request, payment will be made to the Participant's estate.

6.    Any amounts surrendered, including any related charges, cannot be repaid.

Upon a surrender for the full surrender value, a Participant's enrollment under this contract will terminate. We may require that the Participant return the Certificate to Us before We pay the full surrender value.

SURRENDER VALUE

For each Participant, the full surrender value at any time will be:

1.    his or her Certificate Account Value immediately prior to the surrender;

2.    minus the Loan Balance, if any; and

3. minus the Certificate Administrative Charge and any rider charges that are deducted for a full surrender.

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER AMOUNT

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.    when the New York Stock Exchange is closed; or

2.    when trading on the New York Stock Exchange is restricted; or

3.    when an emergency exists as a result of which:

      a. disposal of securities held in the variable subaccounts is not reasonably practical; or

      b. it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

SURRENDER RESTRICTIONS BEFORE A PARTICIPANT'S AGE 59 1/2

Except for amounts held in the contract on behalf of Participants on December 31, 1988, no amounts, including 403(b) Roth Contributions, may be distributed from the Certificate Accounts unless one or more of the following conditions has been satisfied:

a.    the Participant has attained age 59 1/2;

b. the Participant is disabled within the meaning of Section 72(m)(7) of the Code;

c.    the Participant's death has occurred;

d.    the Participant has severed employment with the Contract Holder; or

e. if permitted under the Plan, Elective Deferral Contributions may be surrendered if the Participant has satisfied the requirements for a "financial hardship" under Section 403(b)(11)(B) of the Code.

If permitted by the Plan, multiple distributions can be taken under these rules.

FINANCIAL HARDSHIP DISTRIBUTIONS

If the Plan has established independent criteria for financial hardship distributions, then any financial hardship distributions made from this contract under the Plan shall adhere to the rules set forth in the Plan, subject to the approval of the Contract Holder or the Plan administrator. If the Plan has not established independent criteria for financial hardship distributions, then, in the event of a financial hardship that satisfies the requirements of Section 403(b)(11)(B) of the Code, the Participant may receive a distribution of only Elective Deferral Contributions, including 403(b) Roth Contributions. Certificate Account distributions of Nonelective Contributions and/or earnings on Contributions are not permitted for financial hardships.

No hardship distribution is permitted from the Certificate Account unless the "safe harbor" standards with respect to establishing an immediate and heavy financial need (under Treas. Reg. Section 1.401(k)-1(d)(3)(iii)(B)) are satisfied. For purposes of satisfying the lack of other resources requirement, any method acceptable under Treas. Reg. Section 1.401(k)-1(d)(3)(iv)(E) is permitted, however, the Participant must suspend elective deferrals to any plan sponsored by the Contract Holder for a period of six months following the date of the hardship distribution. We will notify You of any hardship distributions made to a Participant; however, We assume that you are monitoring whether a Participant has suspended elective deferrals and that all future contributions are eligible to be deferred.

411333                              Page 24                           (1/2012)

ADDITIONAL RESTRICTIONS ON DISTRIBUTIONS OF DESIGNATED 403(b) ROTH ACCOUNTS

Distributions to a Participant made from Designated 403(b) Roth Accounts that are not "Qualified 403(b) Roth Distributions" may contain earnings that are includable in the Participant's income. Distributions from Designated 403(b) Roth Accounts are Qualified 403(b) Roth Distributions if they are made no earlier than the fifth year following the year in which the first 403(b) Roth Contribution was made to any 403(b) annuity or 403(b)(7) custodial account (provided proof of establishment of said Roth 403(b) contract/account is provided); and

a.    the Participant has attained age 59 1/2; or

b. the distribution is made after the Participant has become disabled as defined under Section 72(m) of the Code; or

c.    the distribution is made after the Participant's death.

DIRECT ROLLOVER DISTRIBUTIONS

Notwithstanding any other provision of this contract, a Distributee may elect to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

If provided in the Plan and if allowed by Us, a Direct Rollover of amounts in a 403(b) Account may be made to a designated 403(b) Roth account of a 403(b) annuity/403(b)(7) custodial account or a Roth IRA.

A Direct Rollover of amounts in a Designated 403(b) Roth Account may be made only to another designated 403(b) Roth account of a 403(b) annuity/403(b)(7) custodial account, a Roth 401(k) plan, or a Roth IRA.

For purposes of this section, a "Distributee" is any Participant (or former Participant) entitled to receive a distribution from this contract, a surviving spousal Beneficiary and any spouse or former spouse that qualifies as an alternate payee under a QDRO.

In addition, a nonspouse beneficiary may make a direct rollover of all or any portion of an Eligible Rollover Distribution to a new inherited IRA contract only. No other rollover options are available to a beneficiary who is not a spouse.

REQUIRED MINIMUM DISTRIBUTIONS

In accordance with Sections 403(b)(10) and 401(a)(9) of the Code and supporting regulations, Participants must begin receiving distributions, including distributions of 403(b) Roth contributions and earnings, by their Required Beginning Date. Unless a later date is authorized under the Code or applicable regulations, a Participant's Required Beginning Date is April 1 of the calendar year following: (1) the calendar year in which he or she attains age 70 1/2 or, if later, (2) the calendar year in which the Participant retires from employment with the Contract Holder. Participants' Certificate Accounts shall be distributed (both in determining the timing of subsequent distributions and the amount of all required distributions) in a manner consistent with Sections 403(b)(10) and 401(a)(9) of the Code. For purposes of determining required minimum distributions, each Certificate Account will be valued considering the Participant's accumulated benefit plus the actuarial present value of any additional benefits provided. Distributions from a Certificate Account, including distributions from a Participant's Designated 403(b) Roth Account, shall be made in the Annuity Payment Plan Option selected by the Participant or his or her beneficiary on or before the date which is at least 30 days before the Participant's Required Beginning Date.

MULTIPLE 403(b) ANNUITY CONTRACTS AND 403(b)(7) CUSTODIAL ACCOUNTS

If a Participant has multiple 403(b) annuity contracts, Certificates and/or 403(b)(7) custodial accounts, the required minimum distribution requirements may be satisfied by receiving a distribution from one 403(b) annuity or 403(b)(7) custodial account that is equal to the amount required to satisfy the required minimum distribution requirements for all of the Participants' 403(b) annuity contracts, certificates and 403(b)(7) custodial accounts. Under this method, a Participant must still calculate the required minimum distribution requirements separately for each 403(b) annuity or 403(b)(7) custodial account, even though the Participant can satisfy the minimum requirements by taking a distribution from one or more annuity contract, certificate or custodial account.

411333                              Page 25                            (1/2012)

ANNUITY PAYMENT PLAN OPTIONS

Participants can schedule receipt of irrevocable annuity payments according to one of the plans (A through E) described in the Annuity Provisions below, or another plan agreed to by Us, provided:

a. the plan selected provides for payments that satisfy the Required Minimum Distribution rules described above;

b. payments are made in periodic payments at intervals of no longer than 1 year;

c. the first required payment must be the payment that is required for one payment interval, and the second payment need not be made until the end of the next payment interval, and

d. once payments have begun under the Required Minimum Distribution rules over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted.

For purposes of this section, required distributions are considered to commence on a Participant's Required Beginning Date, or if applicable, on the date distributions are required to begin to a Participant's surviving spouse. However, if a Participant begins receipt of payments pursuant to an irrevocable annuity payment plan that meets the requirements of Treasury Regulation Section 1.401(a)(9)-6T, Required Minimum Distributions are considered to commence on the Participant's Annuitization Start Date.

QUALIFIED DOMESTIC RELATIONS ORDERS

Any distribution subject to required minimum distributions described above, including distributions under this contract, properly made to an alternate payee pursuant to a QDRO will be permitted even though the timing of the distribution might otherwise be prohibited under the distribution restrictions described previously.

PERMISSIVE SERVICE CREDIT TRANSFERS

If permitted by the Plan and if a Participant contributes to a tax-qualified defined benefit governmental plan (as defined in Section 414(d) of the Code) that accepts plan-to-plan transfers for the purchase of permissive service credits under Section 415(n)(3)(A) of the Code, the Participant may elect to have any portion of his or her Certificate Account transferred to the defined benefit governmental plan at any time.

DISTRIBUTIONS DUE TO TERMINATION OF THE PLAN

Nothing in this contract shall prohibit Us from making a distribution of the contract to the Participants following written notification by You (or Your representative) of the termination of the Plan with instructions from You to distribute the Certificate Accounts to the Participants.

The Certificate Accounts may not be distributed unless the instructions to distribute the Certificate Accounts conform to the requirements of Treas. Reg. 1.403(b)-10(a) and any other applicable guidance issued by the IRS. Nothing herein shall prevent Us from treating the Certificate Accounts as fully paid annuities upon termination of the Plan provided they would otherwise qualify for such status.

411333                              Page 26                            (1/2012)

                            CERTIFICATE ACCOUNT LOANS

If permitted by the Plan and if allowed by Us, Participants may take loans from their Certificate Accounts in accordance with the terms and conditions set forth in the Plan and as described in this section. Any Certificate Account loan is subject to the requirements of Section 72(p) of the Code and applicable regulations in addition to any terms and conditions that the Plan may impose.

We must receive satisfactory confirmation from a Plan representative that loans are permitted. To the extent that the Plan has its own loan policies or procedures, You are responsible for determining the non-taxable loan amounts, and You authorize Us to follow the instructions of the Plan administrator or such other representative designated by You.

If a Participant elects any guaranteed living benefit rider or death benefit rider available under the contract, loans may not be permitted while the rider is in effect.

The following terms and conditions will also apply:

      a.    All loans shall be evidenced by a written loan agreement.

      b. No actual distributions to repay loans shall be made which would be in violation of Section 403(b)(7) or 403(b)(11) of the Code.

      c. We reserve the right to specify a minimum loan amount, even if the Plan has not established a minimum.

      d. For each Participant, only one outstanding Certificate Account loan is allowed at any given time.

      e. The maximum amount of a Certificate Account loan cannot exceed the surrender value of the Certificate Account and shall not exceed the least of:

            i.    the maximum amount permitted by the Plan, if applicable;

            ii. fifty percent (50%) of the Participant's Certificate Account Value;

            iii. $50,000 minus the highest outstanding balance of loans for the Participant from any plans the Contract Holder sponsors during the year prior to the loan effective date, or

            iv. the Participant's Certificate Account Value minus the value of any Special DCA Fixed Accounts (SDCAs).

      f. On a Participant's Annuitization Start Date, any Certificate Account loan shall become immediately due and payable in full and, if not repaid, the Loan Balance will be treated as a partial surrender and will be reported as taxable to the Participant.

      g.    An active loan may be prepaid in whole at any time.

      h. If a Certificate Account is surrendered while a loan is outstanding, the Certificate Account's surrender value will be reduced by the Loan Balance.

      i. Unless the Certificate Account is continued as provided by the Spouse's Option to Maintain Certificate Account provision, the death benefit will be reduced by any Loan Balance.

      j. While a Participant has an outstanding Certificate Account loan, the following transactions may not be permitted under the contract:

            i.    exchanges from the Certificate Account,

            ii.   plan to plan transfers, and

            iii.  additional loans.

      k. Loans may also be subject to additional limitations or restrictions under the terms of the Plan.

      l. Loans permitted under this contract may still be taxable in whole or in part if a Participant has additional loans from other plans or contracts. We will calculate the maximum nontaxable loan based solely on the information provided to Us by You or the Participant, in writing.

LOAN ACCOUNT

Loans shall be secured, to the extent necessary to adequately collateralize the loan, by the Participant's vested interest in the Certificate Account. The Certificate Account will be the sole security for the loan. At the time a loan is taken, the loan amount is subtracted pro rata from all accounts in which the Participant is invested, but not SDCAs, and transferred to a Loan Account.

The Loan Account will earn interest daily. The current crediting rate will never be less than the Fixed Account Minimum Interest Rate shown under Contract Data.

LOAN BALANCE

At any point in time, a Participant's Loan Balance will be the principal amount owed plus unpaid accrued interest charges. Loans will be made at an interest rate determined by Us at the time the loan is taken and will be fixed for the life of the loan. The maximum interest rate for loans will not exceed 8%.

411333                              Page 27                            (1/2012)

All current loan interest rates We quote are effective annual interest rates - this refers to the rate that results after interest has been credited and compounded daily for a full year. Interest will begin to accrue at Our current interest rate for loan accounts on the date the loan is taken. Upon receipt of proper notice and to the extent required by law, loan rates and terms will conform to requirements for loans to Participants who are eligible qualified military personnel.

LOAN PAYMENTS

Loans must be repaid in substantially equal payments, not less frequently than quarterly unless paid in full. Loans must be repaid within a maximum of 5 years. If permitted by Us and the Plan, loans used to construct or purchase a Participant's principal residence may be extended for longer periods, but not to exceed 30 years. Loan payments are not purchase payments, and contract provisions related to purchase payments do not apply to loan payments. Loan payments will consist of principal and accrued interest charges and will be applied first to interest charges. The payment amounts are set forth at the time the loan is taken. Any excess payment reduces the Loan Balance and shortens the length of the loan. It does not change future payment amounts.

On the date of each loan payment:

1. the Participant's Loan Balance is reduced by the amount of the loan payment, and

2. a transfer is made from the Participant's Loan Account to all accounts in which the Participant is investing according to existing purchase payment allocations, but not any SDCA. The amount to be transferred is determined by subtracting the Participant's Loan Balance after the loan payment from the Participant's Loan Account prior to the loan payment (but not less than zero).

MILITARY SERVICE

If We are notified in advance, loan payments can be delayed during time of service. Interest charges on a Participant's Loan Balance will continue to accrue. Payments continue after service ends, and the maturity date of the loan is extended. Payment amounts may be recalculated.

LEAVE OF ABSENCE

If We are notified in advance, loan payments can be delayed during qualified leaves. Interest charges on the Loan Balance will continue to accrue. Payments continue after the leave ends, however, the maturity date of the loan does not change. Payment amounts may be recalculated.

LOAN DEFAULTS

Unless a different grace period is provided for in the Plan, a grace period of at least thirty (30) days will be available for loan payments under the terms of the loan agreement. If a loan payment is not made by the end of the applicable grace period, a Participant's Loan Balance will be in default.

If the Participant is eligible for distributions from the Certificate Account, the loan is canceled. The Participant's Loan Balance will be treated as a partial surrender to pay off the loan. The partial surrender will first be deducted from the Participant's Loan Account followed by any remainder deducted pro rata from all accounts in which he or she is invested. The partial surrender will be reported as taxable to the Participant.

If the Participant is not eligible for distributions from the Certificate Account, the loan is considered a deemed distribution at that time in order to secure the loan to the extent necessary to adequately collateralize the loan. The difference between the Participant's Loan Balance and his or her Loan Account is transferred pro rata from all accounts in which the Participant is invested, but not any SDCA, to the Participant's Loan Account. Transfers will be made from SDCA accounts if insufficient amounts are available from other accounts in which the Participant is invested. Additional interest on the Participant's Loan Account will continue to accrue and will be credited only if the loan is repaid. The Participant's Loan Balance will be reported as taxable to the Participant. Additional interest owed on the Participant's Loan Balance will continue to accrue for repayment purposes only. The Participant's Loan Account and Loan Balance remain in the Certificate Account until one of the following occurs.

1. The Loan Balance, as of the date the loan was deemed distributed, is treated as a partial surrender of the Certificate Account in these circumstances:

      a. the Participant is eligible for distributions from the Certificate Account. This will occur automatically if the Participant's eligibility is based on his or her age.

      b.    on the Participant's Annuitization Start Date,

      c.    a full surrender of the Certificate Account,

      d.    a "Rollover" into another Eligible Retirement Plan, or

      e.    upon the Participant's death.

      The Participant's Loan Account and Loan Balance will be zero.

411333                              Page 28                            (1/2012)

2. The Participant repays the full amount of the Loan Balance. On the date of repayment, the Participant's Loan Account, plus credited interest on the Loan Account since the date the loan was deemed, is then transferred to all accounts in which the Participant is investing according to existing purchase payment allocations, but not any SDCA. After such repayment, the Participant's Loan Account and Loan Balance will be zero.

      If We agree, Loan Balance repayments may be made for less than the full amount.

      A Participant may not take another Certificate Account loan until his or her Loan Balance is repaid or deducted from his or her Certificate Account Value.

411333                              Page 29                            (1/2012)

                               ANNUITY PROVISIONS

ANNUITY PAYMENT

For each Participant, the Annuitization Start Date is the date shown under the Participant's Certificate Data. It can be changed by the Participant as provided below. On the Annuitization Start Date, the amount applied to an annuity payment plan will be the Certificate Account Value after any rider charges are deducted.

The first payment will be made as provided by the selected plan. Before the first payment is sent, We will require satisfactory proof of the Annuitant's age and that the Annuitant is alive. We may also require that the Participant exchange the Certificate for a supplemental contract which provides the annuity payments.

CHANGE OF ANNUITIZATION START DATE

A Participant may change the Annuitization Start Date shown for their Certificate Account by Written Request or other method agreed to by Us. If a Participant selects a new date, it must be at least 30 Days after We receive their request.

The Annuitization Start Date must be on or before the latest of:

      1.    The Participant's 95th birthday, or

      2.    the 10th Certificate Anniversary, or

      3.    such other date as agreed upon by Us.

ANNUITY PAYMENT PLANS

Annuity payments may be made on a fixed dollar basis, a variable basis or a combination of both. Participants can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by Us.

PLAN A -- LIFE INCOME NON-REFUND. This provides monthly annuity payments during the lifetime of the Annuitant. No payments will be made after the Annuitant dies.

PLAN B -- LIFE INCOME WITH GUARANTEED PERIOD.

This provides monthly annuity payments during the lifetime of the Annuitant with a guarantee by Us that payments will be made for at least a period certain of five, 10 or 15 years whether or not the Annuitant is living. You must select a guaranteed period, and the minimum period certain is five years.

PLAN C -- LIFE INCOME WITH INSTALLMENT REFUND.

This provides monthly annuity payments during the lifetime of the Annuitant with a guarantee by Us that payments will be made at least for a certain number of months whether or not the Annuitant is living. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

PLAN D -- JOINT AND SURVIVOR LIFE INCOME NON-REFUND. This provides monthly annuity payments during the lifetime of the Annuitant and Joint Annuitant. When either the Annuitant or the Joint Annuitant dies We will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the Annuitant and Joint Annuitant.

PLAN E -- TERM CERTAIN INSTALLMENT. This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

PLAN SELECTION

Participants may select the plan by Written Request, or other method agreed to by Us, at least 30 Days before their Annuitization Start Date. If We have not received a Written Request to select a plan, the first annuity payment will be made 30 Days after their Annuitization Start Date according to Plan B with monthly payments guaranteed for ten years.

After the Annuitization Start Date, Participants cannot change to a different plan.

If the amount to be applied to a plan is less than $2,000 or would not provide an initial monthly payment of at least $20, We have the right to change the frequency of the payment or to make a lump sum payment of the amount that would have been applied to a plan.

ALLOCATION OF CERTIFICATE ACCOUNT VALUES TO PROVIDE FIXED AND VARIABLE PAYMENTS

On the Annuitization Start Date, Participants use the value described under the Annuity Payment provision above, to provide Fixed Annuity and/or Variable Annuity payments.

411333                              Page 30                            (1/2012)

Unless We agree otherwise, each Participant may use a maximum of ten variable subaccounts at any one time. The Special DCA Fixed Account is not available on and after the Annuitization Start Date.

FIXED ANNUITY PAYMENTS

A Fixed Annuity is an annuity with payments which:

1.    are guaranteed as to dollar amount; and

2. do not vary in amount based on the investment performance of the variable subaccounts.

When annuity payments begin, amounts allocated to provide fixed dollar payments will be applied to the applicable Annuity Payout Rates Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B under the Tables of Annuity Payout Rates section.

VARIABLE ANNUITY PAYMENTS

A Variable Annuity is an annuity with payments which:

1.    are not predetermined or guaranteed as to dollar amount; and

2. vary in amount based on the investment performance of the variable subaccounts.

DETERMINATION OF THE FIRST VARIABLE ANNUITY PAYMENT

When a Participant's annuity payments begin, the amounts allocated to provide Variable Annuity payments will be applied to the applicable Annuity Payout Rates Table. This will be done:

1.    on the Participant's Annuitization Start Date; and

2. in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A under the Tables of Annuity Payout Rates section.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of Variable Annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows.

1. The dollar amount of the first annuity payment is divided by the value of an Annuity Unit as of the Valuation Date on or next preceding the seventh Day before a Participant's Annuitization Start Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first payment. This number of Annuity Units remains fixed during the annuity payment period unless exchanged for units of any of the other variable subaccounts as provided below.

2. The fixed number of Annuity Units is multiplied by the Annuity Unit value as of the Valuation Date on or next preceding the seventh Day before the date the payment is due. The result establishes the dollar amount of the payment.

In order for the dollar amount of variable annuity payments not to decrease, the assets of the variable account must have a 5% annualized investment return.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

EXCHANGE OF ANNUITY UNITS

After a Participant's Annuitization Start Date, Annuity Units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once in any contract year. Unless We agree otherwise Participants may use a maximum of ten variable subaccounts at any one time. No exchanges may be made to or from any Fixed Annuity after the Annuitization Start Date.

411333                              Page 31                            (1/2012)

                         TABLES OF ANNUITY PAYOUT RATES

Table A below shows the amount of the first monthly Variable Annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on Our fixed dollar Table of Annuity Payout Rates in effect on a Participant's Annuitization Start Date.

Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B and C will depend upon the Attained Age of the Annuitant on the Annuitization Start Date. The amount of such annuity payments under Plan D will depend upon the Attained Age of the Annuitant and the Joint Annuitant on the Annuitization Start Date.

        TABLE A - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT
                               PER $1,000 APPLIED

                            PLAN A                        PLAN B                         PLAN C             PLAN D
                          -----------     ----------------------------------------    -----------      ----------------
 Age at                                                  Life Income with                              Joint &Survivor
 Annui-     Beginning     Life Income     Five Years     Ten Years   Fifteen Years    Installment         Non-Refund
tization     in Year      Non-Refund       Certain        Certain       Certain          Refund            Same Age
--------    ---------     -----------     ----------     ---------   -------------    -----------      ----------------
Age 65        2015           5.84           5.82           5.76          5.65            5.66               5.20
              2020           5.77           5.75           5.70          5.60            5.61               5.16
              2025           5.71           5.69           5.64          5.55            5.55               5.12
              2030           5.65           5.63           5.59          5.51            5.51               5.09
              2035           5.59           5.58           5.54          5.47            5.46               5.05
              2040           5.54           5.52           5.49          5.42            5.42               5.03

Age 75        2015           7.56           7.45           7.14          6.68            6.97               6.31
              2020           7.41           7.32           7.04          6.62            6.87               6.23
              2025           7.28           7.19           6.94          6.56            6.78               6.15
              2030           7.16           7.08           6.85          6.50            6.69               6.07
              2035           7.04           6.97           6.76          6.45            6.61               6.00
              2040           6.93           6.87           6.68          6.39            6.53               5.94

Age 85        2015          11.39          10.65           9.06          7.58            9.45               8.83
              2020          11.07          10.41           8.96          7.56            9.28               8.64
              2025          10.77          10.19           8.87          7.53            9.11               8.46
              2030          10.50           9.98           8.77          7.51            8.95               8.29
              2035          10.24           9.78           8.67          7.48            8.80               8.14
              2040          10.01           9.59           8.58          7.46            8.67               8.00

Age 95        2015          19.49          15.13          10.34          7.82           14.05              14.34
              2020          18.97          14.97          10.33          7.82           13.87              14.03
              2025          18.48          14.82          10.32          7.81           13.69              13.75
              2030          18.03          14.67          10.31          7.81           13.52              13.50
              2035          17.61          14.53          10.30          7.81           13.37              13.26
              2040          17.22          14.39          10.29          7.81           13.23              13.05

Age 100       2015          27.60          17.28          10.49          7.82           18.14              19.97
              2020          27.41          17.26          10.49          7.82           18.10              19.87
              2025          27.22          17.25          10.49          7.82           18.06              19.77
              2030          27.04          17.24          10.49          7.82           18.02              19.68
              2035          26.86          17.22          10.49          7.82           17.98              19.59
              2040          26.69          17.21          10.49          7.82           17.94              19.50

Table A above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G and a 5% assumed investment return. Annuity Payment rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by Us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

        PLAN E - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT
                               PER $1,000 APPLIED

                         MONTHLY                                 MONTHLY                                     MONTHLY
YEARS PAYABLE            PAYMENT          YEARS PAYABLE          PAYMENT            YEARS PAYABLE            PAYMENT
-------------            -------          -------------          -------            -------------            -------
      10                  10.51                17                  7.20                   24                  5.88
      11                   9.77                18                  6.94                   25                  5.76
      12                   9.16                19                  6.71                   26                  5.65
      13                   8.64                20                  6.51                   27                  5.54
      14                   8.20                21                  6.33                   28                  5.45
      15                   7.82                22                  6.17                   29                  5.36
      16                   7.49                23                  6.02                   30                  5.28

411333                              Page 32                            (1/2012)

Fixed Dollar annuity payments will not be less than those shown in Table B. In addition, the amount of such payments will not be less than that which would be provided if a single payment immediate annuity contract then offered by Us to Annuitants in the same class were to be purchased with the surrender value of a Participant's Certificate Account.

      TABLE B - DOLLAR AMOUNTS OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT
                               PER $1,000 APPLIED

                         PLAN A                           PLAN B                        PLAN C           PLAN D
                       -----------    -------------------------------------------     -----------      ----------
 Age at     Beginning                             Life Income with                    Life Income       Joint &
Annuiti-       In      Life Income    Five Years      Ten Years     Fifteen Years     Installment       Survivor
 zation       Year     Non-Refund      Certain         Certain         Certain          Refund         Non-Refund
--------    ---------  -----------    ----------      ---------     -------------     -----------      ----------
Age 65        2015         3.59          3.58           3.55             3.49             3.16            3.03
              2020         3.53          3.52           3.49             3.43             3.13            2.98
              2025         3.47          3.46           3.43             3.38             3.09            2.94
              2030         3.41          3.40           3.38             3.33             3.05            2.91
              2035         3.35          3.35           3.33             3.28             3.02            2.88
              2040         3.30          3.30           3.28             3.24             2.99            2.85

Age 75        2015         5.30          5.24           5.03             4.66             4.19            4.22
              2020         5.16          5.11           4.92             4.60             4.13            4.14
              2025         5.04          4.99           4.83             4.53             4.07            4.06
              2030         4.92          4.88           4.73             4.46             4.01            3.99
              2035         4.82          4.78           4.65             4.40             3.96            3.92
              2040         4.71          4.68           4.56             4.34             3.91            3.86

Age 85        2015         9.02          8.48           7.14             5.71             6.02            6.76
              2020         8.72          8.25           7.04             5.68             5.92            6.57
              2025         8.44          8.03           6.93             5.66             5.83            6.40
              2030         8.19          7.83           6.83             5.63             5.74            6.24
              2035         7.95          7.63           6.73             5.60             5.66            6.10
              2040         7.73          7.45           6.63             5.57             5.59            5.97

Age 95        2015        17.02         13.23           8.56             5.97             9.50           12.25
              2020        16.52         13.07           8.55             5.97             9.41           11.96
              2025        16.06         12.91           8.54             5.97             9.33           11.70
              2030        15.64         12.76           8.53             5.97             9.26           11.46
              2035        15.25         12.62           8.52             5.97             9.19           11.24
              2040        14.89         12.48           8.51             5.97             9.11           11.04

Age 100       2015        25.09         15.53           8.73             5.98            12.56           17.86
              2020        24.91         15.51           8.73             5.98            12.54           17.77
              2025        24.74         15.50           8.73             5.98            12.52           17.68
              2030        24.57         15.48           8.73             5.98            12.50           17.59
              2035        24.40         15.47           8.73             5.98            12.48           17.50
              2040        24.24         15.46           8.73             5.98            12.46           17.42

Table B above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G at 1.0% annual effective interest rate. Annuity Payment rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by Us upon request. Amounts shown in the Table below are based on a 1.0% annual effective interest rate.

       PLAN E - DOLLAR AMOUNT OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT
                               PER $1,000 APPLIED

YEARS PAYABLE       MONTHLY PAYMENT       YEARS PAYABLE       MONTHLY PAYMENT       YEARS PAYABLE       MONTHLY PAYMENT
-------------       ---------------       -------------       ---------------       -------------       ---------------
     10                   8.75                 17                  5.33                  24                  3.90
     11                   7.99                 18                  5.05                  25                  3.76
     12                   7.36                 19                  4.81                  26                  3.64
     13                   6.83                 20                  4.59                  27                  3.52
     14                   6.37                 21                  4.40                  28                  3.41
     15                   5.98                 22                  4.22                  29                  3.31
     16                   5.63                 23                  4.05                  30                  3.21

411333                              Page 33                            (1/2012)

                         GROUP DEFERRED ANNUITY CONTRACT

RIVERSOURCE LIFE                                                        [LOGO]
INSURANCE COMPANY
Offices:
70100 Ameriprise Financial Center
Minneapolis, MN 55474

      -     Employer Plan

      -     Group Deferred Annuity - Individual Allocation

      -     Variable Accumulation Values

      -     Optional Fixed Dollar or Variable Annuity Payments

      -     This Contract is Nonparticipating - Dividends Are Not Payable

                                  CONTRACT DATA

             Group Deferred 403(b) Annuity Contract: RiverSource(R)
                           Retirement Group Annuity I

Contract Number: [GRAPHIC]                   Contract Date: [GRAPHIC]

Contract Owner: [GRAPHIC]

Application Signed State/Contract Delivery State: [GRAPHIC]

Contract Type: Contributory Qualified Plan (Tax Sheltered Annuity)

The amounts, ages, interest rates, charges and fees shown on these Contract Data pages apply to each Participant's Certificate Account.

Maximum Purchase Payments Permitted:

         1st Certificate Year and Total*:
              -   Under age 86:                                $1,000,000
              -   Age 86 or older and under age 91:            $  100,000
              -   Age 91 or older:                             $        0

         Each Certificate Year thereafter:
              -   Under age 86:                                $  100,000
              -   Age 86 or older and under age 91:            $   50,000
              -   Age 91 or older:                             $        0

* The 1st Certificate year and Total amount applies to all deferred annuity contracts and/or Certificates We have issued to a Participant.

Minimum Additional Purchase Payment:                              $50

      We reserve the right to change this amount for Participants who enroll under this contract on or after the date of any change. The amount will never be less than $10 nor greater than $100.

Minimum Purchase Payment or Transfer Amount
         to any Guarantee Period Account:                         $1,000

As of the Contract Date, accounts available for allocation of purchase payments are the Fixed Account, Guarantee Period Accounts and variable subaccounts investing in funds as shown below.

FIXED ACCOUNT
6-month Special DCA Fixed Account
12-month Special DCA Fixed Account

GUARANTEE PERIOD ACCOUNTS (GPA)
1 Year Guarantee Period Account
2 Year Guarantee Period Account
3 Year Guarantee Period Account
4 Year Guarantee Period Account
5 Year Guarantee Period Account
6 Year Guarantee Period Account
7 Year Guarantee Period Account
8 Year Guarantee Period Account
9 Year Guarantee Period Account
10 Year Guarantee Period Account

SUBACCOUNT FUNDS
AllianceBernstein VPS Lg Cap Gr Por Cl B
American Century VP Value Class II
Columbia VP Balanced Fund Cl 3
Columbia VP Cash Management Fund Cl 2
Columbia VP Div Equity Income Fd Cl 2
Columbia VP Diversified Bond Fund Class 2
Columbia VP Dynamic Equity Fund Class 2
Columbia VP Emerging Mkts Opport Fd Cl 2
Columbia VP Global Bond Fund Class 2
Columbia VP Global Infl Prot Sec Fd Cl 2
Columbia VP High Income Fd Cl 2
Columbia VP High Yield Bond Fund Cl 2
Columbia VP Income Opportunities Fd Cl 2
Columbia VP Intl Opportunity Fund Cl 2
Columbia VP Large Cap Growth Fund Cl 2
Columbia VP Limited Dur Credit Fd Cl 2
Columbia VP Marsico Intl Opp Cl 2
Columbia VP Mid Cap Grwth Opport Fd Cl 2
Columbia VP Mid Cap Val Opport Fd Cl 2
Columbia VP S&P 500 Index Fund Cl 3
Columbia VP Select Lg Cap Value Fd Cl 2
Columbia VP Select Sm Cap Value Fd Cl 2
Columbia VP Short Dur US Govt Fund Cl 2
Columbia VP Strategic Income Fund Cl 2
Fidelity VIP Contrafund Port Serv Cl 2
Fidelity VIP Mid Cap Port Service Cl 2

411333-DPTSA1                        Page 3.0                        A(01/2012)

Contract Number: [GRAPHIC]                        Contract Date: [GRAPHIC]

SUBACCOUNT FUNDS (CONTINUED)
FTVIPT Franklin Sm Cap Val Sec Fd Cl 2
FTVIPT Mutual Shares Sec Fd Cl 2
Janus Aspen Srs Janus Port Svc Shs
MFS Utilities Series Service Class
Morgan Stanley UIF Mid Cap Gr Port Cl II
Neuberger Berman Adv Mgt Tr Soc Res Cl S
Oppenheimer Glbl Sec Fund/VA Srv Shs
Oppenheimer MainSt Sm&Md Cap Fund/VA SvsSh
PIMCO VIT All Asset Port Advisor Shs Cl
VP - Aggressive Portfolio Class 2
VP - Conservative Portfolio Class 2
VP - Moderate Portfolio Class 2
VP - Moderately Aggressive Port Cl 2
VP - Moderately Conservative Port Cl 2
VP AllianceBernstein Intl Val Fd Cl 2
VP American Century Div Bond Fd Cl 2
VP American Century Growth Fd Cl 2
VP Columbia Wanger Intl Equities Fd Cl 2
VP Columbia Wanger U.S. Equities Fd Cl 2
VP Davis New York Venture Fund Cl 2
VP Eaton Vance Floating-Rate Inc Fd Cl 2
VP Goldman Sachs Mid Cap Val Fd Cl 2
VP Invesco Intl Growth Fund Cl 2
VP J.P. Morgan Core Bond Fd Cl 2
VP Jennison Mid Cap Growth Fd Cl 2
VP Marsico Growth Fund Cl 2
VP MFS Value Fund Class 2
VP Morgan Stanley Glbl Real Est Fd Cl 2
VP NFJ Dividend Value Fd Cl 2
VP Nuveen Winslow Lg Cap Growth Fd Cl 2
VP Partners Small Cap Growth Fd Cl 2
VP Partners Small Cap Value Fd Cl 2
VP PIMCO Mort-Backed Sec Fd Cl 2
VP Pyramis Intl Equity Fund Cl 2
VP Wells Fargo Short Dur Govt Fd Cl 2
WF Advantage VT Opportunity Fd Cl 2
WF Advantage VT Small Cap Growth Fd Cl 2

Fixed Account Minimum Interest Rate: 1.00%

      We reserve the right to change this percentage for Participants who enroll under this contract on or after the date of any change. The percentage will never be less than 1.00% nor greater than 3.00%.

MVA Risk Factor:  0.001

      See Guarantee Period Accounts endorsement, MVA formula.

ROPP Benefit Age:          79

      See Payments to Beneficiaries provision. We reserve the right to change this age for Participants who enroll under this contract on or after the date of any change. The age will never be less than 70 nor greater than 90.

Annual Mortality and Expense Risk Fee: 0.60% of the daily net asset value

      We reserve the right to change this percentage for Participants who enroll under this contract on or after the date of any change. The percentage will never be less than 0.45% nor greater than 0.75%.

Annual Variable Account Administrative Charge: 0.00% of the daily net asset value

      We reserve the right to change this percentage for Participants who enroll under this contract on or after the date of any change. The percentage will not be greater than 0.20%.

Certificate Administrative Charge:

      Initial Annual Charge                                                 $0
                  We reserve the right to adjust this charge after the first Certificate Anniversary, but the charge will never exceed $50. We also reserve the right to change the Initial Annual Charge for Participants who enroll under this contract on or after the date of any change. The minimum amount is $0, and it will not be greater than $50.

      Initial Annual Charge if contract value equals or exceeds $50,000     $0
                  We reserve the right to charge up to $20 after the first Certificate Anniversary. We also reserve the right to change the Initial Annual Charge under this waiver for Participants who enroll under this contract on or after the date of any change. The minimum amount is $0, and it will not be greater than $20.

411333-DPTSA1                        Page 3.1                        A(01/2012)